Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2007 Second Quarter
COPPELL, TEXAS, February 7, 2007 — Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its second quarter ended December 31, 2006:
Fiscal 2007 Consolidated Second Quarter Results
Net income for the quarter ended December 31, 2006, decreased $197,000, or 11.6%, to $1,500,000, compared to net income of $1,697,000 for the quarter ended December 31, 2005. On a fully-diluted basis, net income per share decreased $0.04 to $0.29 for the quarter ended December 31, 2006, compared to $0.33 for the same quarter of the previous fiscal year. Weighted average diluted shares outstanding for the second quarter of fiscal 2007 were 5,206,000, versus 5,210,000 for the second quarter of fiscal 2006.
Consolidated net sales for the quarter ended December 31, 2006, decreased by $2,066,000, or 7.2%, to $26,563,000 from $28,629,000 in the prior year quarter. The decline in net sales primarily resulted from a decrease in both operating segments due to a greater decrease in demand from a continued decline in the overall housing market and the previously announced decline in orders from Lowe’s. The Company benefited from the rollout of mix and match portable lamps to four additional Lowe’s regional distribution centers. As a result, Design Trends now supplies mix and match portable lamps to all 11 Lowe’s regional distribution centers.
“The housing environment continued to decline but did so at a steeper rate during the second half of 2006, which impacted our sales in the Craftmade segment. Our builder series ceiling fans continue to gain acceptance and we continue to add customers for the Teiber product lines, which partially offset this decline,” said James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “Additionally, we were able to mitigate the decline in profitability by taking strategic steps to develop more competitive sourcing throughout China and incur lower costs for vendor programs in our mass retail segment.”
Second Quarter Segment Results
Second quarter net sales from the Craftmade segment were $13,778,000, a decline of 9.0% from $15,146,000 reported for the corresponding quarterly period in fiscal 2006. The second half of 2006 experienced a stronger decline in the overall housing market, which negatively impacted the demand for decorative ceiling fans and Accolade® lighting products. Craftmade was able to partially offset this decline with increases in net sales of builder series ceiling fans and a 10.4%

Press Release
Craftmade International, Inc.
February 7, 2007

increase in net sales of the Teiber product lines. The Company shipped orders of Teiber products to 182 customers who had not placed Teiber orders during the same quarter of last year. Second quarter net sales for the mass retail segment decreased $698,000, or 5.2%, to $12,785,000, from $13,483,000 for the same three-month period during our previous year. The decline was due in part to the previously disclosed discontinuance of 14 indoor and outdoor lighting SKU’s previously sold to Lowe’s via direct import. Trade Source has shipped all outstanding orders of discontinued products.
Design Trends net sales were positively impacted by the rollout of the mix and match portable lamp products to the four additional Lowe’s regional distribution centers, bringing a total of 11 distribution centers currently being supplied by Design Trends.
Gross Profit, Operating Expenses and Minority Interests
For the quarter ended December 31, 2006, the Company’s gross profit as a percentage of net sales increased 2.1% to 32.1%, compared to 30.0% for the quarter ended December 31, 2005. This increase was driven by lower costs associated with markdowns and product resets, primarily as a result of the loss of sales of indoor and outdoor lighting products to Lowe’s. Additionally, gross profit benefited from the Company’s acquisition of Marketing Impressions, which allowed PHI to source directly certain of its fan accessory products.
Total selling, general and administrative (“SG&A”) expenses for the quarter ended December 31, 2006, increased $387,000 to $5,135,000, or 19.3% of net sales, compared to $4,748,000, or 16.6% of net sales, in the corresponding quarter during fiscal 2006. This increase is primarily due to (i) accounting, legal and consulting fees related to the timing of testing of internal controls to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), (ii) higher legal costs related to obtaining patents on new products and designs and (iii) consulting expenses resulting from the acquisition of Marketing Impressions. Other SG&A expenses were primarily related to an investment in Teiber product displays to support the increase in net sales, offset by a general decrease in other general expenses.
Minority interest decreased $226,000 to $513,000 for the second quarter ended December 31, 2006, compared to $739,000 for the same period in fiscal 2006. The decrease resulted from the acquisition of Marketing Impressions, which increased the Company’s effective ownership to 100% and eliminated minority interest in connection with PHI. The decrease in minority interests was partially offset by increased profits at Design Trends as compared to the same quarter in the prior fiscal year.
Outlook
“While current conditions in the overall housing industry are affecting the operations of our Company, we are working diligently to mitigate the impact on the Company’s earnings. As a result of the existing uncertainty in the overall housing industry, the Company has decided not to provide any earnings guidance for the 2007 fiscal year,” Ridings continued. “We will continue to execute our long-term growth strategy by introducing new products, expanding Teiber accounts and enhancing our product development efforts. Additionally, we are starting to see positive results from our efforts to develop more competitive sourcing throughout China, which will enable us to offer more competitive pricing to our customers. These measures along with our

Press Release
Craftmade International, Inc.
February 7, 2007

superior product quality, innovative product offerings and high level of customer service position us well for long-term growth and improved financial results,” concluded Mr. Ridings.
Conference Call
A conference call to discuss the Company’s results for the second quarter ended December 31, 2006, is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 877-704-5381 a few minutes before the start time and reference confirmation code 3500644. Additionally, a replay of the earnings conference call will be available after the completion of the call through February 13, 2007, and can be accessed by dialing 888-203-1112 and referencing confirmation code 3500644. A web cast of the conference call can also be accessed by visiting our website at www.craftmade.com.
About Craftmade
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,800 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
With the exception of historical information, the matters discussed in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward looking statements include, but are not limited to, (i) statements concerning future financial condition and operations, including future cash flows, revenues, gross margins, earnings and variations in quarterly results, (ii) statements relating to anticipated completion dates for new products and (iii) other statements identified by words such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases. These factors that could affect our financial and other results can be found in the risk factors section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the SEC on September 13, 2006. The forward-looking statements included in this news release are made only as of the date of publication, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or other circumstances.

Press Release
Craftmade International, Inc.
February 7, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Net sales	$26,563	$28,629	$54,689	$59,652
Cost of goods sold	(18,039)	(20,041)	(37,383)	(42,318)

Gross profit	8,524	8,588	17,306	17,334

Gross profit as a percentage of net sales	32.1%	30.0%	31.6%	29.1%

Selling, general and administrative expenses	(5,135)	(4,748)	(10,219)	(9,646)
Depreciation and amortization	(201)	(153)	(401)	(311)

Total operating expenses	(5,336)	(4,901)	(10,620)	(9,957)

Income from operations	3,188	3,687	6,686	7,377

Interest expense, net	(393)	(322)	(761)	(626)

Income before income taxes and minority interests	2,795	3,365	5,925	6,751
Income taxes	(782)	(929)	(1,763)	(1,850)

Income before minority interests	2,013	2,436	4,162	4,901

Minority interests	(513)	(739)	(778)	(1,472)

Net income	$1,500	$1,697	$3,384	$3,429

Weighted average common shares outstanding:
Basic	5,204	5,200	5,204	5,200
Diluted	5,206	5,210	5,207	5,210

Basic earnings per common share	$0.29	$0.33	$0.65	$0.66

Diluted earnings per common share	$0.29	$0.33	$0.65	$0.66

Cash dividends declared per common share	$0.12	$0.12	$0.24	$0.24

Press Release
Craftmade International, Inc.
February 7, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited, In Thousands)

	Summary Income Statement by Segment (Dollars in thousands)
	Three Months Ended			Three Months Ended
	December 31, 2006			December 31, 2005
	Craftmade	TSI	Total	Craftmade	TSI	Total
Net sales	$13,778	$12,785	$26,563	$15,146	$13,483	$28,629
Cost of goods sold	(8,873)	(9,166)	(18,039)	(9,765)	(10,276)	(20,041)

Gross profit	4,905	3,619	8,524	5,381	3,207	8,588
Gross profit as a % of net sales	35.6%	28.3%	32.1%	35.5%	23.8%	30.0%

Selling, general and administrative	(3,427)	(1,708)	(5,135)	(3,073)	(1,675)	(4,748)
As a % of net sales	24.9%	13.4%	19.3%	20.3%	12.4%	16.6%

Depreciation and amortization	(140)	(61)	(201)	(144)	(9)	(153)

Total operating expenses	(3,567)	(1,769)	(5,336)	(3,217)	(1,684)	(4,901)

Income from operations	1,338	1,850	3,188	2,164	1,523	3,687

Interest expense, net	(395)	2	(393)	(302)	(20)	(322)

Income before income taxes and minority interests	943	1,852	2,795	1,862	1,503	3,365
Provision for income taxes	(325)	(457)	(782)	(664)	(265)	(929)

Income before minority interests	618	1,395	2,013	1,198	1,238	2,436
Minority interests	—	(513)	(513)	—	(739)	(739)

Net income	$618	$882	$1,500	$1,198	$499	$1,697

Press Release
Craftmade International, Inc.
February 7, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
ASSETS

	December 31,	June 30,
	2006	2006
	(Unaudited)
Current assets
Cash	$464	$2,164
Accounts receivable — net of allowance of $202 and $293, respectively	19,013	19,802
Inventories — net of allowance of $649 and $934, respectively	21,944	21,085
Deferred income taxes	1,357	1,252
Prepaid expenses and other current assets	850	988

Total current assets	43,628	45,291

Property and equipment
Land	1,535	1,535
Building	7,796	7,796
Office furniture and equipment	3,970	3,320
Leasehold improvements	190	187

	13,491	12,838
Less: accumulated depreciation	(5,043)	(4,740)

Total property and equipment, net	8,448	8,098

Other assets
Goodwill	12,926	11,480
Other intangibles, net of accumulated amortization of $138 and $41, respectively	1,602	169
Other assets	10	23

Total other assets	14,538	11,672

Total assets	$66,614	$65,061

Press Release
Craftmade International, Inc.
February 7, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)
LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY

	December 31, 2006	June 30, 2006
	Unaudited
Current liabilities
Book overdrafts	$298	$70
Notes payable — current	802	1,135
Revolving lines of credit	—	2,173
Accounts payable	5,733	7,544
Commissions payable	234	274
Income taxes payable/(receivable)	(532)	114
Accrued customer allowances	2,026	2,637
Other accrued expenses	980	1,073

Total current liabilities	9,541	15,020

Other non-current liabilities
Revolving line of credit	21,162	15,981
Other long-term expenses	927	793
Deferred income taxes	710	345
Notes payable — long term	—	223

Total other non-current liabilities	22,799	17,342

Total liabilities	32,340	32,362

Minority interests	3,092	3,662

Commitments and contingencies (Note 6)

Stockholders’ equity
Series A cumulative, convertible callable preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,703,420 shares issued	97	97
Additional paid-in capital	17,767	17,757
Retained earnings	51,444	49,309
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	31,182	29,037

Total liabilities, minority interests and stockholders’ equity	$66,614	$65,061

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